BNY MELLON ETF TRUST

CERTIFICATE OF DESIGNATION RENAMING BNY Mellon Women’s Empowerment ETF

At a meeting duly called and held on August 11, 2022, at which a quorum was present and acting throughout, the Board of Trustees of BNY Mellon ETF Trust (the “Trust”), pursuant to Article IV of the Amended and Restated Declaration of Trust of the Trust, authorized and established the BNY Mellon Women’s Empowerment ETF (the “Fund”), a new series of the Trust, among other new series. At the same meeting, the Board authorized the officers of the Trust to change the name of each newly authorized and established series of the Trust, including the Fund, as necessary. Pursuant to such authorization, the undersigned, a Vice President of the Trust, hereby certifies that the name of the Fund is changed as follows:

Old Name of Series	New Name of Series
NY Mellon Women’s Empowerment ETF	BNY Mellon Women’s Opportunities ETF

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designation this 30th day of March, 2023.

BNY MELLON ETF TRUST

By: /s/ Jeff Prusnofsky

Name: Jeff Prusnofsky

Title:   Vice President

STATE OF NEW YORK )

)       ss:

COUNTY OF NEW YORK )

On this 30th day of March, 2023, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public